Exhibit 99.1

Hexion Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Preliminary Fourth Quarter and Fiscal Year 2016 Results

COLUMBUS, Ohio - (January 19, 2017) - Hexion Inc. (“Hexion” or the “Company”) today announced preliminary results for the fourth quarter and fiscal year ended December 31, 2016.

The Company expects to record net sales of approximately $760 million, an operating loss of $(39) to $(27) million and Segment EBITDA of $65 to $71 million in the fourth quarter of 2016. Hexion recorded net sales of $909 million, operating income of $44 million and Segment EBITDA of $73 million in the fourth quarter of 2015. Included within Net Sales and Segment EBITDA in the fourth quarter of 2015 was $78 million and $8 million, respectively, related to the Company’s Performance Adhesives, Powder Coatings, Additives & Acrylic Monomers (“PAC”) business and interest in HA-International, LLC, a joint venture (“HAI”), both of which were disposed of in 2016. Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to operating income later in this release.

For fiscal year 2016, the Company expects to record net sales of approximately $3.4 billion, operating income of $241 to $253 million, Segment EBITDA of $429 to $435 million and Adjusted EBITDA of $431 to $441 million. Included within Net Sales and Segment EBITDA in 2016 was $185 million and $30 million, respectively, related to PAC and HAI. Hexion recorded net sales of $4.1 billion, operating income of $260 million and Segment EBITDA of $466 million in fiscal year 2015. Included within Net Sales and Segment EBITDA in 2015 was $369 million and $50 million, respectively, related to PAC and HAI.

“We are pleased to report solid fundamental business performance in the fourth quarter of 2016 and a strong year-end liquidity position,” said Craig O. Morrison, Chairman, President and CEO. “On a year-over-year basis, our results reflect gains in our Versatic Acids™ and Derivatives and global forest products businesses, which more than offset continued cyclicality in our oilfield business. Our oilfield business has continued to recover from trough conditions witnessed earlier this year and demonstrated solid sequential volume growth and price stability. Going forward, we believe we are well positioned for long-term growth driven by strong secular growth trends in our leading specialty product portfolio, a recovery of our oilfield and base epoxy businesses to more normalized market conditions and the strategic capital investments we have made to grow our revenues and enhance our cost structure.”

At December 31, 2016, Hexion estimates that it had total debt of approximately $3.5 billion compared to $3.8 billion at December 31, 2015, and that it had approximately $180 million of unrestricted cash and cash equivalents at year-end 2016. Hexion also estimates that it had liquidity of approximately $510 million as of December 31, 2016, which is comprised of unrestricted cash and cash equivalents, borrowings available under the Company’s senior secured asset-based revolving credit facility (the “ABL Facility”) net of outstanding letters of credit, and time drafts and availability under credit facilities at certain international subsidiaries.

Hexion will issue a more detailed press release regarding its fourth quarter and fiscal year 2016 results, and will file its Annual Report on Form 10-K for the period ended December 31, 2016, in March, with an accompanying investor conference call to follow shortly thereafter.

Financial Measures that Supplement U.S. GAAP

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company’s senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies.

Adjusted EBITDA is defined as Segment EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures.

Reconciliation of Operating (Loss) Income to Segment EBITDA (1)

	Three months ended December 31, 2016		Three months ended December 31, 2015	Year ended December 31, 2016		Year ended December 31, 2015
	Low	High		Low	High
Operating (loss) income	$(39)	$(27)	$44	$241	$253	$260
Reconciliation:
Items not included in Segment EBITDA:
Depreciation and amortization (2)	34	33	36	262	261	139
Business realignment costs	14	13	5	56	55	16
Unrealized losses (gains) on pension and OPEB plan liabilities	36	34	(13)	36	34	(13)
Gain on dispositions	—	—	—	(240)	(240)	—
Non-cash charges and other	18	16	(3)	62	60	47

Total adjustments	102	96	25	176	170	189

Items included in Segment EBITDA but excluded from operating (loss) income:
Earnings from unconsolidated entities	2	2	4	12	12	17

Segment EBITDA	$65	$71	$73	$429	$435	$466

In-process cost savings and other (3)				32	36
Adjustment for PAC and HAI dispositions (4)				(30)	(30)

Adjusted EBITDA				$431	$441

(1)	Due to the fact that income tax obligations for the three months and year ended December 31, 2016 have yet to be determined, the Company is reconciling Segment EBITDA to operating income rather than net income.
(2)	Amounts include accelerated depreciation.
(3)	Represents pro forma impact of in-process cost reduction programs savings and business optimization expenses. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.
(4)	Represents pro forma LTM Adjusted EBITDA impact of the PAC and HAI dispositions, which both occurred during the second quarter of 2016.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, including our expectations with respect to our financial results, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:

John Kompa

614-225-2223

john.kompa@hexion.com

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